Exhibit 99.1

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568

Telephone 770/813-9200

FOR IMMEDIATE RELEASE
Tuesday, May 3, 2005

CONTACT:	Molly Dye	or	Andy Beck
	Vice President, Corporate Relations		Senior Vice President and
	(770) 813-6044		Chief Financial Officer
(770) 813-6083

AGCO REPORTS FIRST QUARTER RESULTS
Strong Worldwide Sales Offset Impact of Weaker South American Market

     DULUTH, GA – May 3 – AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported net income per share of $0.23 per share for the first quarter of 2005. Adjusted net income per share, which excludes restructuring and other infrequent expenses, was $0.24 per share for the first quarter of 2005. These results compare to reported net income per share of $0.31 per share and adjusted net income per share of $0.26 per share for the first quarter of 2004. Net sales for the first quarter of 2005 were $1.3 billion, an increase of approximately 13% over 2004.

     “As anticipated, our first quarter results were significantly impacted by weaker market conditions in South America,” stated Martin Richenhagen, President and Chief Executive Officer. “We are pleased that improvements in our European operations substantially offset the lower income in South America. Our first quarter results were in-line with our expectations, and we are maintaining our full-year earnings guidance.”

     “We are also pleased with our sales performance in the first quarter which increased 9%, excluding currency impacts,” Mr Richenhagen continued. “We also increased our investment in engineering expense in the first quarter for the future development of new products and to support our cost reduction efforts. We are confident that our current actions and strategies will strengthen AGCO’s worldwide market position and cost structure in the future.”

     First Quarter Results

     For the first quarter of 2005, AGCO reported net sales of $1,256.9 million and net income of $21.5 million, or $0.23 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $22.4 million, or $0.24 per share. For the first quarter of 2004, AGCO reported net sales of $1,115.7 million and net income of $25.0 million, or $0.31 per share. Adjusted net income, excluding restructuring and other infrequent income, in the first quarter of 2004 was $20.4 million, or $0.26 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended March 31, 2005 and 2004:

	2005			2004
	(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income (1)	Share(1)
As adjusted	$54.0	$22.4	$0.24	$57.6	$20.4	$0.26
Restructuring and other infrequent expenses (income)(2)	1.0	0.9	0.01	(6.6)	(4.6)	(0.05)

As reported	$53.0	$21.5	$0.23	$64.2	$25.0	$0.31

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first quarter of 2005 relate primarily to the rationalization of the Company’s Randers, Denmark combine manufacturing operations and its Finnish tractor manufacturing and parts operations. The Company did not record a tax benefit associated with the charges relating to the Randers rationalization. The restructuring and other infrequent income recorded in the first quarter of 2004 primarily related to the gain on the sale of the Company’s Coventry, England facility, which occurred in January 2004. See Note 1 to our condensed consolidated financial statements for further explanation.

     AGCO’s net sales for the first quarter increased 13% primarily due to sales growth in Western Europe and North America, as well as positive currency translation impacts. The impact of currency translation contributed approximately 4% of the sales growth for the quarter. Adjusted operating income decreased $3.6 million for the first quarter of 2005 compared to 2004. Operating margins declined in 2005 as a result of reduced margins in South America primarily due to a significant reduction in industry demand and in North America primarily due to the impact of the weak dollar on products imported and sold in North America.

     In AGCO’s Europe/Africa/Middle East operations, operating income improved $20.0 million in the first quarter of 2005 compared to 2004. The increase was the result of an 11% sales increase, improved margins and currency translation benefits. Operating income in AGCO’s South America operations decreased by $18.6 million for the quarter. Weaker market conditions in 2005 contributed to a 13% sales decline and lower margins resulted from lower production, unfavorable sales mix and currency impacts. In North America, operating income decreased $3.5 million in the first quarter of 2005 compared to 2004. While improved market conditions in North America contributed to a 34% sales increase, operating margins in North America were reduced due to the impact of the weak dollar on products imported from Europe and Brazil. Operating income in the Asia Pacific region increased $0.6 million in the first quarter of 2005 compared to 2004, primarily resulting from improved margins in 2005.

     Regional Market Results

     North America – Industry unit retail sales of tractors for the first quarter of 2005 increased approximately 5% over the comparable prior year period resulting from increases in all tractor segments, with the largest growth in utility equipment. First quarter industry unit retail sales of combines were approximately 34% higher than the prior year. AGCO’s unit retail sales of tractors and combines were also higher for the first quarter of 2005 over 2004.

     Western Europe – Industry unit retail sales of tractors for the first quarter of 2005 were relatively flat when compared to the comparable prior year period. Retail demand improved in Italy but declined in Finland and France. AGCO’s unit retail sales for the first quarter of 2005 were also relatively flat when compared to the comparable prior year period.

     South America – Industry unit retail sales of tractors for the first quarter of 2005 decreased approximately 16% over the comparable prior year period. Tractor demand declined in Brazil and Argentina offset by a slight increase in other South American markets. Industry retail unit sales of combines for the first quarter of 2005 were approximately 59% lower than the prior year, with sharp declines in both Brazil and Argentina. AGCO’s South American unit retail sales of tractors and combines also declined in the first quarter of 2005 compared to 2004.

     Rest of World Markets – Outside of North America, Western Europe and South America, AGCO’s net sales for the first quarter of 2005 were approximately 28% higher than 2004 due to higher sales in Australia and Eastern Europe.

          “In South America, market demand has declined significantly in 2005 primarily due to drought conditions in southern Brazil which impacted the recent harvest, as well as the impact of lower commodity prices and the weak dollar on farm income,” Mr. Richenhagen commented. “In contrast, North America equipment demand continued to remain strong in the first quarter supported by record farm income in 2004. In Western Europe, the market was relatively stable in the first quarter of 2005. We continue to forecast full-year industry sales in North America to be at or above 2004 levels, Western Europe to be level with 2004, and South America to be significantly lower than 2004. We are also pleased to have recently received regulatory approval for the Valtra acquisition in Brazil. Although the market conditions in South America were weaker in the first quarter of 2005, we believe our leading market position in South America will provide substantial advantages in the future to AGCO in this growing agricultural region.”

     Outlook

     For the full year of 2005, AGCO expects adjusted net income per share, which excludes restructuring and infrequent expenses, to be flat to 5% higher than 2004. Sales increases outside of South America and cost reduction benefits are expected to offset lower profitability in South America resulting from continued anticipated market declines. In addition, the Company plans to fund an increase in engineering expense in 2005 for new product introductions, common product platform designs and the expansion of the Company’s engine production. Reported net income per share for 2005 including all items is also expected to remain flat to 5% above 2004. Second quarter adjusted net income per share in 2005 is also expected to be relatively flat compared to 2004 second quarter adjusted earnings per share of $0.57. Reported net income per share in the second quarter of 2005 is expected to be approximately 10% above 2004 due to lower restructuring expenses anticipated in 2005.

     “We remain focused on generating improvements in our business to offset the expected income decline in South America and achieving another strong year of cash flow generation,” stated Mr. Richenhagen.

     Safe Harbor Statement

     Statements which are not historical facts, including projections of net income, earnings, market position and cost structure, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions, and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation to update any forward-looking statements.

* * * * *

     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, May 3, 2005. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.

* * * * *

AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in Australia, the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.

# # # # #

Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$28.0	$325.6
Accounts and notes receivable, net	876.4	823.2
Inventories, net	1,307.6	1,069.4
Deferred tax assets	102.5	127.5
Other current assets	76.6	58.8

Total current assets	2,391.1	2,404.5
Property, plant and equipment, net	566.6	593.3
Investment in affiliates	144.6	114.5
Deferred tax assets	138.3	146.1
Other assets	70.1	70.1
Intangible assets, net	228.7	238.2
Goodwill	710.9	730.6

Total assets	$4,250.3	$4,297.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.8	$6.9
Accounts payable	651.1	601.9
Accrued expenses	572.3	660.3
Other current liabilities	117.1	89.9

Total current liabilities	1,347.3	1,359.0
Long-term debt, less current portion	1,132.1	1,151.7
Pensions and postretirement health care benefits	242.4	247.3
Other noncurrent liabilities	105.0	116.9

Total liabilities	2,826.8	2,874.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	893.6	893.2
Retained earnings	815.3	793.8
Unearned compensation	(0.2)	(0.2)
Accumulated other comprehensive loss	(286.1)	(265.3)

Total stockholders’ equity	1,423.5	1,422.4

Total liabilities and stockholders’ equity	$4,250.3	$4,297.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2005	2004
Net sales	$1,256.9	$1,115.7
Cost of goods sold	1,037.4	908.0

Gross profit	219.5	207.7

Selling, general and administrative expenses (includes restricted stock compensation expense of $0.1 million and $0.3 million for the three months ended March 31, 2005 and 2004, respectively)	130.6	119.9
Engineering expenses	30.7	26.2
Restructuring and other infrequent expenses (income)	1.0	(6.6)
Amortization of intangibles	4.2	4.0

Income from operations	53.0	64.2

Interest expense, net	17.0	22.8
Other expense, net	6.8	5.1

Income before income taxes and equity in net earnings of affiliates	29.2	36.3

Income tax provision	12.3	16.2

Income before equity in net earnings of affiliates	16.9	20.1

Equity in net earnings of affiliates	4.6	4.9

Net income	$21.5	$25.0

Net income per common share:
Basic	$0.24	$0.33

Diluted	$0.23	$0.31

Weighted average number of common and common equivalent shares outstanding:
Basic	90.3	75.3

Diluted	99.7	84.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$21.5	$25.0

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	22.5	20.9
Deferred debt issuance cost amortization	1.5	2.9
Amortization of intangibles	4.2	4.0
Restricted stock compensation	—	0.1
Equity in net earnings of affiliates, net of cash received	(4.6)	(2.4)
Deferred income tax expense	0.2	3.0
Gain on sale of property, plant and equipment	—	(7.0)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(81.2)	(26.8)
Inventories, net	(258.3)	(180.0)
Other current and noncurrent assets	(16.0)	(1.4)
Accounts payable	72.5	98.8
Accrued expenses	(51.7)	(36.8)
Other current and noncurrent liabilities	(16.3)	(22.3)

Total adjustments	(327.2)	(147.0)

Net cash used in operating activities	(305.7)	(122.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(14.2)	(13.9)
Proceeds from sales of property, plant and equipment	6.6	34.7
Purchase of businesses, net of cash acquired	—	(760.9)
Investments in unconsolidated affiliates	(22.7)	—

Net cash used in investing activities	(30.3)	(740.1)

Cash flows from financing activities:
Proceeds from debt obligations, net	41.9	780.7
Payment of debt issuance costs	—	(16.2)
Proceeds from issuance of common stock	0.4	0.4

Net cash provided by financing activities	42.3	764.9

Effect of exchange rate changes on cash and cash equivalents	(3.9)	0.5

Decrease in cash and cash equivalents	(297.6)	(96.7)
Cash and cash equivalents, beginning of period	325.6	147.0

Cash and cash equivalents, end of period	$28.0	$50.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1. RESTRUCTURING AND OTHER INFREQUENT EXPENSES

     During the first quarter of 2005, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. The charges include $0.6 million of costs associated with the rationalization of the Randers, Denmark combine manufacturing operations announced in July 2004, consisting primarily of employee retention payments and other facility closure costs. In addition, the Company incurred and recorded approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations. During the first quarter of 2004, the Company recorded restructuring and other infrequent income of approximately $6.6 million, primarily related to a $6.9 million net gain on the sale of land, buildings and improvements associated with the rationalization of the Company’s Coventry, England tractor manufacturing facility. The net gain was offset by $0.3 million of restructuring charges associated with various European and U.S. rationalization initiatives.

2. LONG-TERM DEBT

     Long-term debt consisted of the following at March 31, 2005 and December 31, 2004 (in millions):

	March 31,	December 31,
	2005	2004
Credit facility	$417.2	$424.7
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
9 1/2% Senior notes due 2008	250.0	250.0
6 7/8% Senior subordinated notes due 2014	259.5	271.1
Other long-term debt	10.9	11.5

	1,138.9	1,158.6
Less: Current portion of long-term debt	(6.8)	(6.9)

Total long-term debt, less current portion	$1,132.1	$1,151.7

3. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

     Inventories at March 31, 2005 and December 31, 2004 were as follows (in millions):

	March 31,	December 31,
	2005	2004
Finished goods	$652.6	$432.5
Repair and replacement parts	328.1	313.2
Work in process	112.6	103.6
Raw materials	214.3	220.1
Inventories, net	$1,307.6	$1,069.4

4. ACCOUNTS RECEIVABLE SECURITIZATION

     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $449.3 million at March 31, 2005 and $458.9 million at December 31, 2004. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.0 million and $3.8 million for the three months ended March 31, 2005 and 2004, respectively .

5. EARNINGS PER SHARE

     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and has included approximately 9.0 million additional shares of common stock that may be issued upon conversion of the Company’s outstanding 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the three months ended March 31, 2004 and 2005. In addition, diluted earnings per share is required to be restated for each period that the convertible notes were outstanding. The convertible notes were issued on March 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2005 and 2004 is as follows:

	Three Months	Three Months
	Ending March 31,	Ending March 31,
	2005	2004
Basic net income per share:
Net income	$21.5	$25.0

Weighted average number of common shares outstanding	90.3	75.3

Basic net income per share	$0.24	$0.33

Diluted net income per share:
Net income	$21.5	$25.0
After-tax interest expense on contingently convertible senior subordinated notes	1.2	1.1

Net income for purposes of computing diluted net income per share	$22.7	$26.1

Weighted average number of common shares outstanding	90.3	75.3
Dilutive stock options and restricted stock awards	0.4	0.5
Weighted average assumed conversion of contingently convertible senior subordinated notes	9.0	9.0

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	99.7	84.8

Diluted net income per share	$0.23	$0.31

6. SEGMENT REPORTING

     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2005 and 2004 are as follows:

Three Months Ended	North	South	Europe/Africa	Asia/
March 31,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$392.8	$152.3	$666.3	$45.5	$1,256.9
Income from operations	2.6	12.5	45.4	7.5	68.0

2004
Net sales	$293.7	$174.9	$601.3	$45.8	$1,115.7
Income from operations	6.1	31.1	25.4	6.9	69.5

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2005	2004
Segment income from operations	$68.0	$69.5
Corporate expenses	(9.7)	(7.6)
Restricted stock compensation expense	(0.1)	(0.3)
Restructuring and other infrequent (expenses) income	(1.0)	6.6
Amortization of intangibles	(4.2)	(4.0)

Consolidated income from operations	$53.0	$64.2